January 15, 2020

Brian M. Scott
Chief Financial Officer
AMN Healthcare Services, Inc.
12400 High Bluff Drive
Suite 100
San Diego, CA 92130

       Re: AMN Healthcare Services, Inc.
           Form 10-K for the Year Ended December 31, 2018
           Filed February 21, 2019
           Form 8-K filed October 31, 2019
           File No. 001-16753

Dear Mr. Scott:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services